Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bioanalytical Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-56123 and 333-56127) on Form S-8 of Bioanalytical Systems, Inc. and subsidiaries of our report dated January 7, 2006, with respect to the consolidated statement of operations, shareholders’ equity and comprehensive income (loss), and cash flows of Bioanalytical Systems, Inc. and subsidiaries for the year ended September 30, 2005, before the restatement described in notes 2 and 5 to the financial statements, which report appears in the September 30, 2007, annual report on Form 10-K of Bioanalytical Systems, Inc. and subsidiaries.

/s/ KPMG, LLP
KPMG, LLP
Indianapolis, Indiana
September 30, 2008